Exhibit 11



                                BROWN & WOOOD
                            ONE WOLRD TRADE CENTE
                           NEW YORK, NY 10048-0557
                           Telephone: 212-839-5300
                           Facsimile: 212-839-5599



                                                                March 26, 2001



Merrill Lynch Municipal Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536
Ladies and Gentlemen:

         We have acted as special counsel for Merrill Lynch Municipal Bond Fund, Inc. (the "Fund") in connection with the proposed acquisition by the National Portfolio of the Fund (the "National Portfolio") of substantially all of the assets, and the proposed assumption by the Nationally Portfolio of substantially all of the liabilities, of each of Merrill Lynch Arkansas Municipal Bond Fund, Merrill Lynch Colorado Municipal Bond Fund, Merrill Lynch New Mexico Municipal Bond Fund and Merrill Lynch Oregon Municipal Bond Fund (each, a "State Fund" and collectively, the "State Funds), each a series of Merrill Lynch Multi-State Municipal Series Trust ("Municipal Series Trust"), and the simultaneous distribution to each State Fund of newly-issued shares of common stock of the National Portfolio having an aggregate net asset value equal to the net assets of the applicable State Fund acquired by the National Portfolio reduced by the amount of liabilities of the applicable State Fund assumed by the National Portfolio (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

         As special counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Municipal Series Trust as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the National Portfolio.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                                   Very truly yours,

                                                   /s/ Brown & Wood LLP